Press Release

For release April 4, 2006 at 7:30 AM EST

Contact:	Robert P. Hickey
SyntheMed, Inc.
(732) 728-1769
rphickey@synthemed.com

SYNTHEMED COMPLETES

$6.0 MILLION EQUITY FINANCING

OCEANPORT, NJ (April 4, 2006). . . SyntheMed, Inc. (OTCBB: SYMD), today announced that it has completed a private placement in which it received $6.0 million in gross proceeds. Robert P. Hickey, the Company’s President and CEO, stated, “We are very pleased by the positive response of the investment community to this transaction. The proceeds of this financing will allow us to move aggressively toward the commercialization of REPEL-CVÔ Adhesion Barrier and the advancement of our other product development projects.” Mr. Hickey stated further, “2006 should be a significant year for our company with the anticipated launch of REPEL-CV in major international markets and the projected mid-year completion of the REPEL-CV multi-center, pivotal clinical trial, the results of which we plan to submit to the FDA in connection with an application for marketing approval in the US.”

The private placement involved the issuance of 15.0 million shares of Common Stock at $0.40 per share to a consortium of European and US investors. The Company has agreed to file a registration statement with the SEC covering the resale of these shares within sixty days of closing. Clubb Capital, Ltd. of London acted as placement agent in the private placement.

Post-operative adhesion formation is a prevalent and serious complication experienced in the approximately one million open heart surgical procedures performed worldwide on an annual basis. REPEL-CV could become the first adhesion barrier approved by the FDA for use in cardiac surgery which could represent a $250 million annual worldwide market opportunity.

SyntheMed, Inc. is a biomaterials company engaged in the development and commercialization of anti-adhesion and drug delivery products.

Statements in this Press Release that are not statements of historical fact, including statements regarding indications of the potential outcome of the REPEL-CV US clinical trial and European clinical study, the timing or ability to achieve regulatory approval and market launch for REPEL-CV or the potential market size for REPEL-CV, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to (i) potential adverse developments regarding the progress, timing and results of the clinical trial, European study and the Company’s efforts to obtain required FDA and other approvals and that failure can occur at any stage of testing; (ii) potential inability to secure funding as and when needed to support the trial, European study and the Company’s other activities and (iii) unanticipated delays associated with manufacturing and marketing activities. Reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 for a description of these, as well as other, risks and uncertainties.

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